Exhibit 10.8

TOMMY HILFIGER U.S.A., INC.

SUPPLEMENTAL EXECUTIVE INCENTIVE COMPENSATION PLAN

I

PURPOSE

This Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan (the “Plan”) which, subject to approval by the Tommy Hilfiger Corporation’s stockholders, shall be effective as of April 1, 1999, is designed to provide a significant and variable economic opportunity to Mr. Joel J. Horowitz, Chief Executive Officer of the Company, or, following his termination of employment, at the discretion of the Compensation Committee of the Board of Directors, another designated executive of the Company, as a reflection of his contribution to the success of the Company and its subsidiaries. Payments pursuant to Article V of the Plan are intended to qualify under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended, as excluded from the term “applicable employee remuneration” (such payments are hereinafter referred to as “Excluded Income”).

II

DEFINITIONS

“Board” shall mean the Board of Directors of THC.

“Bonus” shall mean a cash award payable to a Participant pursuant to the terms of the Plan.

“Calculation Date” shall have the meaning set forth in Article V hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board.

“Company” shall mean Tommy Hilfiger U.S.A., Inc., a Delaware corporation, and its subsidiaries.

“Disinterested Person” shall mean a member of the Board who qualifies as an “outside director” for purposes of Section 162(m) of the Code.

“Operating Earnings” shall have the meaning set forth in Article V hereof.

“Other Bonus Payments” shall have the meaning set forth in Article V hereof.

“Participant” shall have the meaning set forth in Article IV hereof.

“Payment Date” shall have the meaning set forth in Article V hereof.

“THC” shall mean Tommy Hilfiger Corporation, a British Virgin Islands corporation, and its subsidiaries, including the Company.

III

ADMINISTRATION

The Plan shall be administered by the Committee or such other committee of the Board which is composed of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

In administering the Plan the Committee may at its option employ compensation consultants, accountants and counsel (who may be the independent auditors and outside counsel and compensation consultants of THC or any of its subsidiaries) and other persons to assist or render advice to the Committee, all at the expense of the Company.

IV

ELIGIBILITY

The sole participant in the Plan (the “Participant”) shall be Joel J. Horowitz for so long as he shall be a senior executive officer of the Company.

In the event Mr. Horowitz’ employment is terminated for any reason, the Committee may, in its sole discretion, determine for each fiscal year not more than one officer of the Company who shall be eligible to be the Participant based upon such officer’s ability to have a substantial impact on the Company’s operating results, and shall list any such Participant on Schedule A hereto, as such Schedule A shall be amended from time to time. Nothing contained in the Plan shall be construed as, or be evidence of, any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any fiscal year by any Participant require continued participation by such Participant in any subsequent fiscal year.

V

DETERMINATION OF BONUS

Bonuses under the Plan shall be paid in such amounts, at such times, and subject to such performance criteria as follows:

(A) AMOUNT. The Participant shall be awarded in each fiscal year a bonus in an amount equal to 5 percent of the Operating Earnings of THC, less any bonus payments (but not base salary or “base amount”) paid or payable to such Participant under any employment or bonus payment agreement between such Participant and THC or the Company, if any (“Other Bonus Payments”). “Operating Earnings” is defined as earnings of THC before depreciation, interest on financing of fixed assets, non-operating expenses and taxes.

(B) TIMING OF PAYMENTS; METHOD OF CALCULATION. Bonus awards under the Plan shall be calculated quarterly and shall be paid as soon as practicable following the last day of each fiscal quarter and following certification by the Committee as to Operating Earnings for such quarter (each such date, a “Payment Date”) to the extent set forth below. Subsequent to each of the first, second and third fiscal quarters (the last date of each such fiscal quarter, a “Calculation Date”) of each fiscal year, the Participant shall be awarded an amount equal to 3.75 percent of the Operating Earnings for the entire fiscal year up to the Calculation Date, less any Other Bonus Payments paid or payable to such Participant and less any Bonus payments previously paid to the Participant under the Plan with respect to prior fiscal quarters of such fiscal year. Subsequent to the fourth fiscal quarter of each fiscal year, the Participant shall be awarded an amount equal to 5 percent of the Operating Earnings for the entire fiscal year then ended, less any Other Bonus Payments paid or payable to the Participant and less any Bonus payments previously paid to Participant under the Plan with respect to the first three fiscal quarters of such fiscal year.

VI

TERMINATION OF EMPLOYMENT

In the event that a Participant’s employment with the Company or THC terminates for any reason, any Bonus which remains unpaid at the time of such termination shall be forfeited by the Participant other than with respect to an accrued but unpaid Bonus relating to any fiscal quarter ending prior to the termination date, which accrued Bonus shall be paid to the Participant.

VII

AMENDMENT AND TERMINATION

The Board shall have the right to modify the Plan from time to time but no such modification shall (i) without prior approval of the THC’s stockholders, change Article V of this Plan to alter the performance criteria on which Bonus amounts are based, materially increase the benefits accruing to Participants or materially modify the requirements regarding eligibility for participation in the Plan or (ii) without consent of the Participant affected, impair the Participant’s rights under the Plan. This Plan shall terminate on April 1, 2004.

VIII

MISCELLANEOUS

Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.

IX

DEFERRAL ELECTIONS

The Committee may at its option establish procedures pursuant to which a Participant is permitted to defer the receipt of the Bonus payable hereunder.

SCHEDULE A

PARTICIPANT

Joel J. Horowitz